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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                    Commission File Number      1-5728
                                                          ----------------------

                           Rollins Truck Leasing Corp.
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             (Exact name of registrant as specified in its charter)

 One Rollins Plaza, 2200 Concord Pike, Wilmington, Delaware 19803 (302) 426-2806
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $1 par value
                          Common Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                           Collateral Trust Debentures
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12(g)-4(a)(1)(i)   [X]            Rule 12(h)-3(b)(1)(i)   [X]
              Rule 12(g)-4(a)(1)(ii)  [ ]            Rule 12(h)-3(b)(1)(ii)  [ ]
              Rule 12(g)-4(a)(2)(i)   [ ]            Rule 12(h)-3(b)(2)(i)   [ ]
              Rule 12(g)-4(a)(2)(ii)  [ ]            Rule 12(h)-3(b)(2)(ii)  [ ]
                                                     Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or
notice date:      1
             --------------------------------------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins Truck Leasing Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 28, 2001                 By:  /s/ Frank E. Cocuzza
       ---------------------------       ---------------------------------------
                                         Name:  Frank E. Cocuzza
                                         Title:  Senior Vice President - Finance